Exhibit 99.1
ePlus Appoints John Lutz to Board of Directors

HERNDON, VA – July 06, 2026 – ePlus inc. (NASDAQ NGS: PLUS – news) today announced that John Lutz, a senior executive with more than 30 years’ experience across global technology and institutional environments, has joined its Board of Directors.

Currently Vice Chancellor for Development and Alumni Relations for Vanderbilt University, Mr. Lutz brings deep expertise in large scale global operations, go-to-market, mergers and acquisitions and services delivery. As a member of the ePlus Board of Directors he will serve on the Audit and Compensation Committees.

Prior to his current role at Vanderbilt University, Mr. Lutz served as Vice Chancellor of Information Technology for the institution, where he oversaw institutional technology strategy, capital priorities and operational performance. The bulk of his career was spent at IBM Corporate in various leadership roles, including General Manager for its Global Financial Services Sector and General Manager of its Global Process Services business, and culminating with his position as President of IBM Canada.

“John has a strong track record of performance-driven execution and operational transformation across large, complex organizations, as well as a background in P&L management,” said Mark Marron, CEO and President of ePlus. “We’re looking forward to the contributions and perspective he’ll offer from his many years in the global technology sector and welcome him aboard.”

“I’m very much looking forward to working with the ePlus executive team, as well as its other board members, to help guide the next steps of this successful and growing company,” said Mr. Lutz. “ePlus brings decades of very sharp expertise across a number of the fastest growing technology areas in play right now, and I believe they’re well positioned to maximize on those trends.”

Mr. Lutz graduated magna cum laude from Harvard College with an A.B. in Linguistics and Computer Science.

About ePlus inc.

ePlus is a customer-first, services-led, and results-driven industry leader offering transformative technology solutions and services to provide the best customer outcomes. Offering a full portfolio of solutions, including artificial intelligence, security, cloud and data center, networking and collaboration, as well as managed, consultative and professional services, ePlus works closely with organizations across many industries to successfully navigate business challenges. With a long list of industry-leading partners and more than 2,130 employees, our expertise has been honed over more than three decades, giving us specialized yet broad levels of experience and knowledge. ePlus is headquartered in Virginia, with locations in the United States, United Kingdom, Europe, and Asia‐Pacific. For more information, visit www.eplus.com, call 888-482-1122, or email info@eplus.com.  Connect with ePlus on LinkedIn, Facebook, and Instagram.

ePlus®, Where Technology Means More®, and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries. The names of other companies, products, and services mentioned herein may be the trademarks of their respective owners.

Forward-Looking Statements

This press release contains information about ePlus’ future expectations, plans and prospects that are not historical facts and may be deemed to be “forward-looking statements.”  Actual and anticipated future results may vary materially due to certain risks and uncertainties. Certain risks and uncertainties that may affect such “forward-looking statements” are detailed in our reports filed with the Securities and Exchange Commission, especially under the heading “Risk Factors”.  All information set forth in this press release is current as of the date of this release and ePlus expressly disclaims any duty or obligation to update this information, except as may be required by law.

Contact:
Kleyton Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150